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                                                                    EXHIBIT 23.1

             [LETTERHEAD OF MONROE SHINE & CO., INC. APPEARS HERE]


                        CONSENT OF INDEPENDENT AUDITORS

Board of Directors
First Capital, Inc.
First Federal Bank, a Federal Savings Bank
Corydon, Indiana

We consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 on behalf of First Capital, Inc. of our report dated July 22, 1998, relating to the financial statements of First Federal Bank, a Federal Savings Bank which appear in the Prospectus contained in such Registration Statement. We also consent to the reference to us under the heading "Legal and Tax Opinions" and "Experts" contained in the Prospectus.


Monroe Shine & Co., Inc.

Monroe Shine & Co., Inc.
New Albany, Indiana 47150
November 3, 1998